Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 18, 2008, the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.8360 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2008 was estimated to be 33.3 million. Approximately 65% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and Labrador and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 14, 2008. As a result of that election the Conservative Party forms the Government. The distribution of seats in the House of Commons is as follows: the Conservative Party has 143 seats, the Liberal Party has 77 seats, the Bloc Québécois has 49 seats, and the New Democratic Party has 37 seats. There are 2 independent members.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for 4 or 5 years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of December 8, 2008, the federalist Québec Liberal Party was reelected for the third time since 2003 and forms a majority government having obtained 66 out of 125 seats in Quebec’s National Assembly (42% of the votes cast), as compared to 51 seats (35% of the votes cast) for the official opposition Parti québécois party, 7 seats (16% of the votes cast) for the Action démocratique du Québec and 1 seat (4% of the votes cast) for the Québec Solidaire party.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (2002 constant dollars) in 2007, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)
Percentage Distribution in 2007(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 69.4% in 2007 while the remaining 30.6% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, chained 2002 dollars.

The following table shows the composition of Canada’s real GDP at basic prices (2002 constant dollars) by sector in 1998 and over the 2003-2007 period.

Real Gross Domestic Product at Basic Prices by Industry

	For the years ended December 31,
	2007	2006	2005	2004	2003	1998(2)	2007	2003	1998(2)
	(millions of 2002 constant dollars)						(percentage distribution)

Agriculture(3)	$20,728	$21,270	$21,692	$20,825	$18,898	$20,200	1.7%	1.7%	2.2%
Forestry, fishing and hunting	6,397	6,978	7,249	7,327	6,899	6,140	0.5	0.6	0.7
Mining and oil and gas extraction	57,417	57,046	56,260	55,867	55,002	50,714	4.7	5.0	5.5
Manufacturing	184,895	186,784	187,655	184,773	181,217	158,595	15.1	16.6	17.2
Construction	72,288	70,157	66,002	63,134	59,709	46,911	5.9	5.5	5.1
Utilities	31,269	30,108	30,589	29,082	29,136	27,982	2.6	2.7	3.0
Transportation and warehousing	57,078	56,019	54,287	52,171	50,280	44,053	4.7	4.6	4.8
Wholesale and retail trade	143,714	135,912	128,482	123,146	118,417	91,876	11.8	10.8	10.0
Finance, insurance and real estate	240,386	231,212	222,329	214,973	207,532	174,103	19.7	19.0	18.9
Public administration and defence	67,378	66,051	64,475	64,033	63,283	54,867	5.5	5.8	6.0
Health, social, educational, professional and other services	339,263	329,732	318,788	310,754	301,105	249,042	27.8	27.6	27.1

Total(1)	$1,220,813	$1,191,269	$1,157,808	$1,126,085	$1,091,478	$920,346	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.
(1) May not add to total due to rounding.
(2) Data does not add to total from 1997 to 2001 due to rebasing to 2002 constant dollars.
(3) Agriculture includes support activities for agriculture and forestry, fishing and hunting.

The share of service-producing industries in real GDP at basic prices increased from 66.5% in 1998 to 69.4% in 2007. The fastest growing industry in this sector has been wholesale and retail trade, which grew at an average annual growth rate of 5.1% between 1998 and 2007, compared to an average annual growth rate of 3.7% for total service sector real GDP (2002 constant dollars). The goods-producing sector constituted 30.6% of real GDP at basic prices in 2007, down from 33.5% in 1998. The decline was most evident in utilities, with its share declining from 3.0% in 1998 to 2.6% in 2007, and in mining and oil and gas extraction, where the share fell from 5.5% to 4.7% over the same period.

Total year-over-year GDP growth was 2.1% in 2003, strengthened to 3.2% in 2004 and then eased to 2.8% in 2005 before advancing by 2.9% in 2006 and 2.5% in 2007. As a result of weakening global economic conditions, real GDP in 2008 grew at 1.5%, 1.1% and 0.9% (year-over-year) in the first, second and third quarters, respectively.

Manufacturing output fell 0.8% in 2003 and then recovered by growing by 2.0% in 2004 and by 1.6% in 2005. In 2006, manufacturing output declined by 0.5% and then declined by 1.0% in 2007. In 2008, growth in the manufacturing sector was negative 4.7% in the first quarter, negative 5.0% in the second quarter and negative 4.7% in the third quarter (year-over-year).

The construction sector was the second largest goods-producing sector in Canada in 2007. Construction activity rose by 3.3% in 2003, 5.7% in 2004, 4.5% in 2005, 6.3% in 2006 and slowed to 3.0% in 2007. Construction growth moderated to 2.6% in the first quarter of 2008, 3.0% in the second quarter and 2.5% in the third quarter (year-over-year).

Output from mining and oil and gas extraction rose by 2.8% in 2003 before declining to 1.6% in 2004 and 0.7% in 2005. After rebounding to 1.4% in 2006, growth in this sector eased to 0.7% in 2007. Investment in mining and oil and gas extraction were sustained by strong price gains in these commodities over recent years. Growth in this sector was negative 2.8%, negative 3.9% and negative 2.5% over the first three quarters of 2008 (year-over-year), respectively.

Although the share of agricultural output1 in total real GDP was 2.2% in 2007 (2002 constant dollars), agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 23.0 million tonnes in 2003 followed by a rebound to 24.8 million tonnes in 2004, 25.7 million tonnes in 2005, 25.3 million tonnes in 2006 and declined to 20.1 million tonnes in 2007. Statistics Canada estimates wheat production to be 28.6 million tonnes in 2008.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.5 trillion in 2007. Nominal GDP grew at 5.2% in 2003, 6.4% in 2004, 6.3% in 2005, 5.7% in 2006 and 5.9% in 2007. In 2008, nominal GDP growth was 4.8%, 5.4% and 6.3% in the first, second and third quarters, respectively (year-over-year).

Gross Domestic Income and Expenditure

	First 3 quarters (10)		For the years ending December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions of dollars)
Income
Labor income (1)	823,440	783,525	788,357	743,313	695,093	657,249	621,003
Corporate profits (2)	225,885	202,699	203,231	196,719	185,895	168,219	144,501
Non-farm unincorporated business income	94,857	89,903	90,363	86,540	83,955	81,313	77,181
Farm income	2,551	108	110	−154	1,098	2,897	1,439
Other net domestic income (3)	163,297	157,495	158,247	143,232	137,509	124,210	122,927

Net domestic income	1,310,031	1,233,729	1,240,308	1,169,650	1,103,550	1,033,888	967,051
Indirect taxes, capital consumption allowances and residual error	301,748	293,684	295,338	280,840	269,076	257,018	246,124

Gross Domestic Income	1,611,779	1,527,413	1,535,646	1,450,490	1,372,626	1,290,906	1,213,175

Expenditure
Consumer expenditure	894,443	845,367	852,770	803,260	759,239	719,917	686,552
Government expenditure (goods & services):
Federal (4)	62,249	56,095	57,103	53,133	50,560	48,442	47,119
Provincial-municipal (5)	300,385	283,288	285,095	266,647	246,616	231,480	221,419

Total government (6)	362,635	339,383	342,198	319,780	297,176	279,922	268,538
of which current	312,105	294,111	296,472	278,922	260,197	247,397	238,416
of which capital (7)	50,529	45,272	45,726	40,858	36,979	32,525	30,122

Residential construction	109,647	107,631	108,726	98,473	89,731	82,965	72,714
Business fixed investment:
Non-residential construction	94,637	88,896	88,895	84,756	72,553	62,058	54,545
Machinery and equipment	107,385	103,917	104,069	99,853	93,035	84,732	80,831

Total	202,023	192,813	192,964	184,609	165,588	146,790	135,376
Inventory accumulation:
Business non-farm	4,268	9,325	11,021	8,831	8,708	3,848	2,982
Farm	625	−1,231	−1,215	−738	622	1,390	1,323

Total	4,893	8,095	9,806	8,093	9,330	5,238	4,305
Exports (goods & services) (8)	565,771	538,200	532,118	522,698	518,909	495,980	462,473
Imports (goods & services) (9)	−527,295	−503,137	−502,255	−487,048	−467,852	−440,314	−416,856
Residual error of estimate	−337	−937	−681	625	505	408	73

Gross Domestic Expenditure	1,611,779	1,527,413	1,535,646	1,450,490	1,372,626	1,290,906	1,213,175

Gross Domestic Expenditure in 2002 Chained Dollars	1,329,464	1,316,705	1,319,681	1,284,819	1,246,064	1,211,239	1,174,592

Source: Statistics Canada, National Income and Expenditure Accounts.
Note: Amounts may not add due to rounding.
(1) Includes military pay and allowances.
(2) Includes net interest and dividends paid to non-residents.
(3) Includes interest and miscellaneous investment income and government business enterprise profits before taxes.
(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.
(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.
(6) Includes government inventories.
(7) Includes inventory accumulations at all levels of government.
(8) Excludes investment income paid from non-residents.
(9) Excludes investment income paid to non-residents.
(10) Seasonally adjusted, annual rates.

 1 Agricultural output includes support activities for agriculture and forestry, fishing and hunting.
* Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output experienced robust growth between 1997 and 2000, increasing 5.2% in 2000 before a slowdown in global economic activity helped reduce growth to 1.8% in 2001. Since then, real GDP (at market prices) growth recovered to 2.9% in 2002, 1.9% in 2003, 3.1% in 2004, 2.9% in 2005, 3.1% in 2006 and 2.7% in 2007, as stronger world demand and improvements in the country’s terms of trade were partially offset by the impact of an appreciation in the Canadian dollar and several temporary shocks. In 2008, slowing global demand was only partially offset by a depreciated Canadian dollar, resulting in a year-over-year real GDP growth of 1.6%, 0.8% and 0.5% in the first three quarters, respectively.

Real consumer spending rose 3.0% in 2003, 3.3% in 2004, 3.7% in 2005, 4.3% in 2006 and 4.5% in 2007. Year-over-year growth in consumer spending was 5.0% in the first quarter of 2008, 4.0% in the second quarter and 3.1% in the third quarter.

Since attaining a peak of 20.2% in 1982, the personal saving rate (seasonally adjusted levels) trended downward until the early 2000s, reaching 2.7% in 2003, 3.2% in 2004, 2.1% in 2005, 3.1% in 2006 and 2.7% in 2007. The personal saving rate was 3.5% in the first quarter, 3.2% in the second quarter and 3.0% in the third quarter of 2008.

Year-over-year growth in non-residential business fixed investment was 6.9% in 2003, 8.2% in 2004, then rose 12.1% in 2005 before declining to 9.9% in 2006 and 3.5% in 2007. Year-over-year growth in non-residential business fixed investment was 4.3%, 4.1% and 3.1% over the first three quarters of 2008, respectively.

The number of housing starts rose steadily in the early part of this decade but has levelled off since 2004. Following a level of 152 thousand units in 2000, housing starts increased to 218 thousand units in 2003 and 233 thousand units in 2004. Housing starts then eased to 225 thousand units in 2005, 227 thousand units in 2006 and 228 thousand units in 2007. In the first three quarters of 2008, the level of housing starts were 234 thousand, 220 thousand and 210 thousand units, respectively (at annual rates).

Government spending on current goods and services grew by 3.1% in 2003, 2.0% in 2004, 1.5% in 2005, 3.8% in 2006 and 3.7% in 2007. Year-over-year growth in government spending on goods and services was 4.4% in the first quarter of 2008, 4.7% in the second quarter and 3.1% in the third quarter.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was $44.9 billion in 2003, $54.8 billion in 2004 and then declined to $50.2 billion in 2005, $34.7 billion in 2006 and $28.9 billion in 2007. In the first three quarters of 2008, the trade surplus in goods and services was $37.5 billion at annual rates (see also “Balance of Payments”).

*	In this section all figures, except the savings rates, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2002 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 3.3% in 2003, 3.2% in 2004, 3.4% in 2005, then decreased to 2.5% in 2006 before rebounding to 3.1% in 2007. Year-over-year growth in the implicit price deflator during 2008 was 3.1% in the first quarter, 4.5% in the second quarter and 5.8% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have been moderate, registering an increase of 2.8% in 2003 as a result of higher energy prices and auto insurance premiums. Diminished effects of the latter and a number of special factors pulled the rate down to 1.8% in 2004, while in 2005 the CPI rose 2.2% because of rising energy prices. The CPI then moderated to 2.0% in 2006 before rebounding to 2.2% in 2007. In the first three quarters of 2008, the CPI rose by 1.8%, 2.4% and 3.4%, respectively.*

Price Developments

	G.D.P.	Consumer Price Index						Industrial
	Implicit			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &		Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Shelter	Index
	(annual percentage changes)

2003	3.3	2.8	1.7	3.0	7.9	2.5	2.7	–1.4
2004	3.2	1.8	2.1	1.7	6.8	1.4	2.2	3.2
2005	3.4	2.2	2.5	2.2	9.6	1.3	3.0	1.5
2006	2.5	2.0	2.3	2.0	5.1	1.5	3.4	2.4
2007	3.1	2.2	2.7	2.0	2.3	2.0	3.5	1.6

2007 Q4	3.5	2.4	1.4	2.6	9.2	1.8	4.1	–0.7
2008 Q1	3.1	1.8	0.6	2.1	8.6	1.2	4.0	–0.1
2008 Q2	4.5	2.4	2.0	2.4	12.5	1.2	4.6	3.4
2008 Q3	5.8	3.4	4.6	3.2	19.9	1.1	5.1	8.1
Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1) This implicit price index is based on seasonally adjusted data.

The average annual wage settlements increased steadily between 1996 and 2001, but then slowed over 2002 to 2004. Average wage gains (over the life of the contract) rose from 0.9% in 1996 to 3.3% in 2001, then declined to 2.8% in 2002, 2.5% in 2003 and 1.8% in 2004 before accelerating to 2.3% in 2005, 2.5% in 2006 and 3.3% in 2007. Wage gains were 3.4% in the first quarter of 2008, 2.4% in the second quarter and 4.0% in the third quarter.

* Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

Labor Market Characteristics(1) (2)
(thousands of persons)

	Canada			Atlantic Provinces			Québec
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2003	16,959	15,672	7.6	1,185	1,053	11.1	3,993	3,629	9.1
2004	17,182	15,947	7.2	1,203	1,074	10.7	4,024	3,681	8.5
2005	17,343	16,170	6.8	1,201	1,076	10.4	4,053	3,717	8.3
2006	17,593	16,484	6.3	1,200	1,082	9.8	4,094	3,765	8.0
2007	17,946	16,866	6.0	1,208	1,097	9.2	4,150	3,852	7.2

2007 Q4	18,075	17,007	5.9	1,213	1,104	9.0	4,176	3,884	7.0
2008 Q1	18,161	17,093	5.9	1,220	1,109	9.1	4,185	3,891	7.0
2008 Q2	18,255	17,140	6.1	1,226	1,110	9.5	4,190	3,879	7.4
2008 Q3	18,242	17,130	6.1	1,222	1,110	9.2	4,180	3,868	7.5

	Ontario			Prairie Provinces			British Columbia
For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2003	6,676	6,213	6.9	2,913	2,763	5.1	2,191	2,015	8.0
2004	6,775	6,317	6.8	2,958	2,814	4.9	2,222	2,063	7.2
2005	6,849	6,398	6.6	2,976	2,848	4.3	2,263	2,131	5.8
2006	6,927	6,493	6.3	3,067	2,949	3.8	2,305	2,196	4.7
2007	7,044	6,594	6.4	3,178	3,058	3.8	2,366	2,266	4.2

2007 Q4	7,091	6,642	6.3	3,205	3,088	3.7	2,391	2,289	4.3
2008 Q1	7,121	6,674	6.3	3,227	3,110	3.6	2,409	2,309	4.2
2008 Q2	7,162	6,700	6.5	3,248	3,129	3.7	2,429	2,321	4.4
2008 Q3	7,150	6,696	6.3	3,259	3,133	3.9	2,431	2,323	4.4
Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment.
(2) Quarterly levels are based on seasonally adjusted data.

Employment growth, on a year-over-year basis, was 2.4% in 2003 before slowing to 1.8% in 2004 and 1.4% in 2005. Year-over-year employment growth then strengthened to 1.9% in 2006 and 2.3% in 2007. In the first three quarters of 2008, employment has grown by 2.0%, 1.9% and 1.4% year-over-year, respectively. Meanwhile, year-over-year labor force growth was 2.3% in 2003, 1.3% in 2004 and 0.9% in 2005 before rebounding to 1.4% in 2006 and 2.0% in 2007. In the first three quarters of 2008, the labor force grew by 1.8%, 2.0% and 1.6% year-over-year, respectively.

The unemployment rate was 7.6% in 2003 and has since declined to 7.2% in 2004, 6.8% in 2005, 6.3% in 2006 and 6.0% in 2007. In 2008, the unemployment rate declined to 5.9% in the first quarter, then rose to 6.1% in the second and third quarters (seasonally adjusted).

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica and Israel.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

The Composition of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions)
Value of Exports
Wheat	$5,157	$3,387	$4,637	$3,609	$2,697	$3,482	$2,809
Other agricultural products	20,308	19,238	25,521	24,239	24,550	24,233	23,557
Crude petroleum	49,060	29,556	40,998	38,575	30,419	25,570	20,644
Natural gas	27,203	21,813	28,377	27,805	35,989	27,382	26,083
Ores and metals	42,984	40,136	52,631	45,277	35,895	32,276	25,932
Lumber	4,035	5,890	7,385	9,161	10,382	11,508	8,940
Pulp and paper	8,898	9,076	11,896	12,094	12,211	13,212	12,600
Other materials	77,275	67,191	88,256	84,477	85,328	78,488	70,514
Motor vehicles	31,679	40,699	53,017	57,339	60,762	62,726	59,498
Motor vehicle parts	14,949	18,643	24,287	24,959	27,233	27,662	27,887
Machinery	17,099	16,851	22,329	20,550	19,941	19,297	18,917
Other end products	63,859	68,745	89,836	90,532	90,211	89,077	86,947
Special transactions	10,201	10,676	13,880	15,116	14,532	14,093	14,795

Total Exports (1)	$372,706	$351,900	$463,051	$453,732	$450,150	$429,006	$399,122

Value of Imports
Edible products	$19,628	$18,141	$24,258	$22,219	$20,810	$20,000	$20,120
Crude petroleum	26,686	17,674	23,671	22,562	21,582	16,439	13,301
Other crude materials	13,808	11,349	15,324	13,266	12,809	11,511	9,513
Fabricated materials	71,331	65,532	86,940	87,136	82,220	74,913	66,667
Motor vehicles	32,239	32,850	43,771	41,914	38,770	36,445	37,546
Motor vehicle parts	23,315	28,114	36,231	37,936	39,614	40,923	38,946
Machinery and equipment	89,045	88,022	116,632	114,656	110,922	104,091	98,685
Other end products	41,718	41,303	54,795	52,021	49,487	47,719	46,306
Special transactions	10,854	10,025	13,385	12,544	11,590	11,116	11,627

Total Imports (1)	$328,623	$313,009	$415,006	$404,253	$387,804	$363,158	$342,710

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 56.1% in 2007. Over this period, the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and fabricated materials.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2007, trade with the United States accounted for 76.9% of the value of Canada’s merchandise exports and 65.0% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 21.4% of the United States’ exports and 16.0% of its imports in 2007.

Geographical Distribution of Canadian Merchandise Trade
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Exports (1)
United States	76.3%	77.0%	76.9%	79.7%	81.8%	81.7%	82.4%
Japan	2.3	2.2	2.2	2.3	2.3	2.3	2.5
United Kingdom	2.9	3.1	3.1	2.5	2.1	2.2	1.9
European Union (2)	4.9	5.2	5.2	4.6	4.1	4.1	4.1
Other	13.7	12.6	12.7	11.0	9.7	9.7	9.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	63.5%	65.2%	65.0%	65.6%	66.9%	68.9%	70.1%
Japan	2.7	2.8	2.9	2.9	2.9	2.8	3.1
United Kingdom	2.8	2.4	2.4	2.4	2.3	2.6	2.7
European Union (2)	7.9	7.9	7.8	8.0	7.6	7.4	7.6
Other	23.1	21.8	21.9	21.1	20.3	18.3	16.5

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

Merchandise Trade Indices
(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(2002 = 100)
Indices of physical volume
Exports	103.4	108.1	107.5	106.0	105.1	103.0	97.9
Imports	135.9	131.6	133.1	126.3	120.3	111.9	103.1

Indices of prices
Exports	116.1	104.9	104.0	103.4	103.4	100.6	98.4
Imports	90.3	89.0	87.5	89.7	90.3	91.0	93.2
Terms of trade (1)	128.5	117.9	118.9	115.2	114.5	110.5	105.6
Source: Statistics Canada, Canadian International Merchandise Trade.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

Canadian Balance of International Payments

	First 3 quarters(1)		For the years ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in millions of dollars)
Current Account
Receipts
Goods and services	$422,996	$402,314	$530,332	$520,960	$517,281	$494,387	$460,903
Goods	372,629	351,900	463,051	453,732	450,150	429,006	399,122
Services	50,367	50,414	67,280	67,227	67,131	65,381	61,781
Investment Income	54,946	52,537	71,417	64,497	48,317	38,095	29,253
Current transfers	7,117	7,162	9,545	9,700	8,176	7,155	6,743
Current account receipts	485,059	462,013	611,294	595,156	573,774	539,637	496,899
Payments
Goods and services	394,898	376,764	501,474	486,245	467,077	439,575	416,011
Goods	328,382	313,010	415,006	404,253	387,804	363,158	342,710
Services	66,516	63,754	86,468	81,992	79,273	76,417	73,302
Investment Income	63,114	64,438	85,611	77,872	70,735	62,399	59,284
Current transfers	8,339	7,981	10,601	10,809	9,509	7,825	6,955
Current account payments	466,352	449,183	597,686	574,925	547,321	509,800	482,250
Balances
Goods and services	28,098	25,550	28,858	34,715	50,204	54,811	44,892
Goods	44,247	38,890	48,046	49,480	62,346	65,848	56,413
Services	–16,149	–13,340	–19,188	–14,765	–12,141	–11,037	–11,521
Investment Income	–8,169	–11,901	–14,194	–13,375	–22,418	–24,304	–30,031
Current transfers	–1,222	–820	–1,056	–1,109	–1,333	–670	–212
Current account balance	18,707	12,830	13,607	20,231	26,453	29,837	14,649

Capital and Financial Account
Capital account	3,471	3,292	4,199	4,130	5,867	4,437	4,225
Financial account	–16,288	–24,616	–21,951	–21,328	–32,534	–37,246	–19,935
Canadian assets, net flows
Canadian direct investment abroad	–66,128	–41,789	–57,806	–44,373	–35,891	–56,395	–32,118
Portfolio investment (2)	–7,397	–43,044	–48,422	–78,492	–53,279	–24,369	–19,054
Foreign bonds	4,718	–31,834	–28,903	–43,602	–29,238	–15,290	–7,974
Foreign stocks	–13,401	–21,112	–30,941	–28,090	–21,951	–8,092	–7,699
Other investment	–26,455	–54,869	–63,866	–36,022	–22,135	–6,300	–16,553
Loans	5,880	–11,589	–9,819	–12,314	7,970	3,444	7,614
Deposits	–34,667	–35,301	–41,993	–8,997	–15,817	–10,661	–19,286
Official international reserves	–2,348	–5,232	–4,644	–1,013	–1,653	3,427	4,693
Other assets	4,682	–2,746	–7,410	–13,698	–12,634	–2,510	–9,574

Total Canadian assets, net flows	–99,979	–139,701	–170,093	–158,886	–111,305	–87,065	–67,724
Canadian liabilities, net flows
Foreign direct investment in Canada	39,798	67,436	116,706	71,198	32,677	–579	10,483
Portfolio investment	30,837	–4,468	–31,591	31,656	9,437	54,550	19,714
Canadian bonds	25,608	6,343	11,540	17,130	–218	19,238	7,870
Canadian stocks	4,011	–9,955	–41,994	10,814	9,133	35,742	13,491
Canadian money market	1,218	–856	–1,137	3,711	522	–429	–1,646
Other investment	13,055	52,118	63,027	34,704	36,657	–4,152	17,592
Loans	1,540	3,248	10,670	14,638	5,712	–2,032	2,192
Deposits	10,377	44,157	48,574	20,384	28,951	–531	18,304
Other liabilities	1,136	4,715	3,783	–318	1,994	–1,589	–2,904

Total Canadian liabilities, net flows	83,692	115,085	148,143	137,558	78,770	49,819	47,789

Total capital and financial account, net flows	–12,816	–21,325	–17,752	–17,198	–26,667	–32,809	–15,711
Statistical discrepancy	–5,976	8,681	4,144	–3,033	214	2,973	1,062
Source: Statistics Canada, Canada’s Balance of International Payments.
Note: Amounts may not add due to rounding.
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.
(2) Includes foreign money market securities.

Canada’s current account balance moved into a surplus in 1999, and has remained there to this year. The current account surplus was $24.9 billion (seasonally adjusted, annualized level) in the first three quarters of 2008. Over the period since 2003, the three main components of the current account have evolved as follows:

(1)	The merchandise trade surplus decreased from $56.4 billion in 2003 to $48.0 billion in 2007. In the first three quarters of 2008, the merchandise trade surplus was an average of $59.0 billion (annualized level).

(2)	The service account deficit worsened from $11.5 billion in 2003 to $19.2 billion in 2007. The services deficit averaged $21.5 billion (annualized level) in the first three quarters of 2008.

(3)	The deficit on net investment income payments narrowed from $30.0 billion in 2003 to $14.2 billion in 2007. The investment income deficit averaged $10.9 billion in the first three quarters of 2008 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus prior to 2002. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in the period between 2003 and 2006. The continued appreciation of the Canadian dollar and the slowdown in the U.S. economy helped reduce the merchandise trade surplus through the end of 2007, while a lower Canadian dollar has supported a rebound in the merchandise trade surplus in the first three quarters of 2008.

Canada registered net outflows in the capital and financial account of $15.7 billion in 2003, $32.8 billion in 2004, $26.7 billion in 2005, $17.2 billion in 2006 and $17.8 billion in 2007. The net outflow in the capital and financial account in the first three quarters of 2008 averaged $17.1 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $19.7 billion in 2003 before increasing to $54.6 billion in 2004 as a result of special events such as foreign takeovers and corporate restructuring. Non-resident purchases of Canadian bonds, stocks and money market instruments fell to $9.4 billion in 2005 and rebounded to $31.7 billion in 2006 before declining to negative $31.6 billion in 2007. In 2008, portfolio investment from abroad increased to $41.1 billion (annualized level) over the first three quarters.

From 1980 to the early 1990s, foreign direct investment in Canada averaged just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, reaching $99.2 billion in 2000, mostly due to foreign purchases in the technology sector, before sliding to $10.5 billion in 2003 and negative $579 million in 2004. It then increased to $32.7 billion in 2005, $71.2 billion in 2006 and $116.7 billion in 2007. Foreign direct investment was $53.1 billion over the first three quarters of 2008 (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since this time, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.39 U.S. cents in November 2007. The dollar closed 2007 at 100.88 U.S. cents. From the beginning of 2008 through to December 18, trading in the Canadian dollar ranged between 76.81 and 102.98 U.S. cents. The Canadian dollar closing price of December 18, 2008 was 82.88 U.S. cents.

Exchange Rate For The Canadian Dollar

	2008 through	For the years ended December 31,
	December 18	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998
	(in U.S. cents)

High	102.98	110.39	91.34	87.51	85.14	77.89	66.54	67.11	69.84	69.35	71.23
Low	76.81	84.19	84.79	78.53	71.41	63.38	61.79	62.30	63.97	64.62	63.11

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

Canada’s Official International Reserves

	At November 28,	At December 31,
	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998
	(in millions of U.S. dollars)

Total	41,565	41,081	35,063	33,018	34,466	36,268	37,169	34,248	32,424	28,646	23,427

Source: Department of Finance.

Canada’s official reserves at November 28, 2008 consisted of United States dollars in the amount of U.S.$22,389 million, U.S.$89 million in gold (valued at U.S.$815.00 per fine ounce), U.S.$1,212 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$962 million in Special Drawing Rights (“SDRs”) and U.S.$16,913 million in other convertible currencies.

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$5,595 million of Canada Bills outstanding on November 30, 2008. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of November 30, 2008, there was a total of U.S.$523 million equivalent of Canada Notes outstanding. A Euro Medium-Term Note program was launched in March 1997. As of November 30, 2008, there was a total of U.S.$1,270 million equivalent of Euro Medium-Term Notes outstanding. As of November 30, 2008, U.S.$211 million remained outstanding of four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by Orders in Council. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts. Since a short planning horizon is appropriate for budgetary decisions, the budget focuses on a two-year horizon. This ensures that expenditure decisions are made within the context of Government priorities and are consistent with the expenditure framework.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are listed in the Financial Administration Act or that are Crown corporations as defined by the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are not dependent on the Government for financing their activities. These corporations are reported under the modified equity basis of accounting.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

Since fiscal 2002-03, the financial statements are presented on a full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which provides a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt represents the Government’s total liabilities less its financial assets. The federal debt takes into account the value of non-financial assets. The two indicators represent different measures of the Government’s financial position. Prior to 2006-07, the accumulated deficit was equal to the net accumulation of all annual surpluses and deficits since Confederation. However, in accordance with the recommendations of the Public Sector Accounting Board of the Canadian Institute of Chartered Accountants, the accumulated deficit now includes accumulated other comprehensive income, which is excluded from the annual surplus.

Fiscal Policy

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has control for financial reporting purposes.

Since fiscal 1997-98, the Government has recorded annual budgetary surpluses ranging between $1.5 billion (fiscal 2004-05) and $19.9 billion (fiscal 2000-01). A budgetary surplus of $9.6 billion was recorded in fiscal 2007-08. Federal debt — the accumulation of annual deficits and surpluses since Confederation — was 29.8% of GDP in fiscal 2007-08, down 38.6 percentage points from its peak of 68.4% in fiscal 1995-96. This is the twelfth consecutive year in which the federal debt-to-GDP ratio has declined and it is now at its lowest level since 1980-81. Program expenses were up $11.2 billion, or 6.0%, over the prior year. As a percentage of GDP, program expenses remained at 13.0% in fiscal 2007-08. As a percentage of revenues, public debt charges were 13.7% in fiscal 2007-08, down from a peak of about 38% in fiscal 1990-91. The share of revenues devoted to public debt charges is now at its lowest level since the late 1970s.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid 1990s, financial surpluses have now been recorded in ten of the past eleven years. As a result, the stock of unmatured debt has declined by $86.5 billion since fiscal

1996-97. Unmatured debt as a percentage of GDP has declined to 25.4% from the peak of 57.7% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 47% and corporate income taxes accounted for about 17% of Government revenue in fiscal 2007-08.

There are currently four federal income tax brackets for individuals: 15%, 22%, 26% and 29%. For 2008, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $37,885, 22% on taxable income between $37,885 and $75,769, 26% on taxable income between $75,769 and $123,185 and 29% on taxable income of $123,185 and above.

The general federal corporate income tax rate in 2008 is 19.5%. The 2007 Budget and an Economic Statement released in October 2007 proposed to reduce this general rate to 15% by 2012. The 2007 Economic Statement also included a reduction in the tax rate for small businesses to 11%, effective January 1, 2008. Legislation to implement these rate reductions has been passed by Parliament and is in force.

Capital gains are taxed as part of the income tax system in the taxation year in which they are realized. A portion of the gain is included in income and is subject to tax at the applicable individual or corporate income tax rate. The taxable portion of the capital gains has changed over time. When capital gains were first subject to tax in Canada in 1972, the taxable portion was 50%. After increasing to as high as 75% in 1990, the taxable portion was reduced to its current level of 50%, effective in 2000.

The goods and services tax is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Food for home consumption, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Excise taxes and duties are imposed on selected goods, including motive fuels, tobacco and alcohol. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net gains/losses from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, annual surplus and accumulated deficit for the years shown.

Detailed Statement of Operations and Accumulated Deficit

	For the years ended March 31,
	2008	2007	2006	2005	2004
	(in millions)
Tax Revenues
Personal income tax	$113,063	$110,477	$103,691	$98,521	$92,957
Corporate income tax	40,628	37,745	31,724	29,956	27,431
Other income tax revenues	5,693	4,877	4,529	3,560	3,142
Goods and services tax	29,920	31,296	33,020	29,758	28,286
Energy taxes	5,139	5,128	5,076	5,054	4,952
Customs import duties	3,903	3,704	3,330	3,091	2,887
Other excise taxes and duties	5,245	5,189	4,730	4,954	5,240

Total tax revenues	203,591	198,416	186,100	174,894	164,895
Employment Insurance Premiums	16,558	16,789	16,535	17,307	17,546
Other Revenues
Crown corporation revenues	6,504	7,503	7,198	6,825	5,917
Other program revenues	13,895	11,544	10,356	11,742	8,142
Foreign exchange revenues	1,872	1,714	2,014	1,175	2,090

Total other revenues	22,271	20,761	19,568	19,742	16,149
Total Budgetary Revenues	242,420	235,966	222,203	211,943	198,590

Program Expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	31,955	30,284	28,992	27,871	26,902
Other levels of Government
Canada health and social transfer	31,346	28,640	27,225	28,031	22,341
Fiscal arrangements	14,570	13,033	12,381	12,863	9,409
Alternative payments for standing programs	–2,720	–3,177	–2,731	–2,746	–2,700
Other	2,956	4,018	3,940	3,807	342

Total other levels of Government	46,152	42,514	40,815	41,955	29,392
Employment insurance benefits	14,298	14,084	14,417	14,748	15,058
Canada child tax benefits	11,894	11,214	9,200	8,688	8,062
Other transfer payments	27,032	26,844	24,893	25,453	22,945

Total transfer payments	131,331	124,940	118,317	118,715	102,359

Other program expenses
Crown corporation expenses	7,340	7,211	7,195	8,907	6,566
National Defence	17,331	15,732	15,034	14,318	12,869
All other departments and agencies	43,496	40,386	34,667	34,422	31,882

Total other program expenses	68,167	63,329	56,896	57,647	51,317

Total program expenses	199,498	188,269	175,213	176,362	153,676

Public Debt Charges	33,325	33,945	33,772	34,118	35,769

Total Budgetary Expenses	232,823	222,214	208,985	210,480	189,445

Annual Surplus	9,597	13,752	13,218	1,463	9,145
Accumulated Deficit, Beginning of Year	467,268	481,499	494,717	496,180	505,325
Other Comprehensive Income	34	479	—	—	—

Accumulated Deficit, End of Year	$457,637	$467,268	$481,499	$494,717	$496,180

Source: Public Accounts of Canada 2008.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $5.8 billion in fiscal 2007-08.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The balance outstanding of these accounts amounted to $191.2 billion at March 31, 2008. The public sector pensions comprised 71.9% of the outstanding balance at March 31, 2008.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent CPP Investment Board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $126.8 billion at March 31, 2008 ($119.8 billion at March 31, 2007). Of these assets, $90.4 billion was transferred to the Canada Pension Plan Investment Board and $0.1 billion was a direct liability of the Government. The balance of $36.3 billion represents net income from operations receivables and unrealized gains.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2008, the net liability in respect of these accounts totalled $137.4 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2008, which amounted to $178.6 billion, less pension plan assets of $39.5 billion and unamortized pension adjustments of –$1.7 billion. In fiscal 2007-08 the net liability to the public sector pensions increased by $2.6 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $2.0 billion to $58.6 billion in fiscal 2007-08 from $56.6 billion in fiscal 2006-07.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a source of $4.7 billion in fiscal 2007-08 and a requirement of $3.1 billion in fiscal 2006-07.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (“EFA”). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

Detailed Statement of Transactions — Non-Budgetary Transactions, Non-Financial Assets and
Foreign Exchange Transactions

	For the years ended March 31,
	2008	2007	2006	2005	2004
	(in millions)
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$258	$148	$200	$190	$219
Business Development Bank of Canada	–1,000	—	—	—	—
Farm Credit Canada	–3,840	—	—	—	—
Other	–35	33	–67	2	–28
Amount to be repaid from future appropriations	–32	–66	–63	–39	–62
Unamortized discounts and premiums	19	—	—	—	—

	–4,630	115	70	153	129

Investments
Share of annual profit	–4,256	–5,336	–5,041	–4,853	–3,708
Other comprehensive income	–34	–479
Dividends	2,436	2,604	2,027	1,944	1,907
Capital	—	–3	–15	–275	–64

	–1,854	–3,214	–3,029	–3,184	–1,865

Total	–6,484	–3,099	–2,959	–3,031	–1,736

Other loans, investments and advances
Portfolio investments	—	—	–101	1,225	—
National governments including developing countries	143	80	158	171	572
International organizations	–321	–491	–224	–253	–72
Provincial and territorial governments	899	285	14	–673	–2,459
Other	–410	–367	–1,524	–1,822	–2,681

	311	–493	–1,677	–1,352	–4,640
Total loans, investments and advances	–6,173	–3,592	–4,636	–4,383	–6,376
Allowance for valuation	398	387	915	–6	376

Total loans, investments and advances after allowance for valuation	–5,775	–3,205	–3,721	–4,389	–6,000

Pensions and other Liabilities
Public sector pensions	2,645	3,664	1,483	2,019	1,852
Other employee and veteran future benefits	2,778	1,754	1,820	2,182	523
Due to Canada Pension Plan	52	–97	–2,620	–4,712	390
Other liabilities	632	–185	–567	–579	–154

Total pensions and other liabilities	6,107	5,136	116	–1,090	2,611

Non-Financial Assets
Tangible capital assets	–2,139	–681	–145	–462	–711
Inventories	–260	–113	–350	609	–21
Prepaid expenses	392	–396	–82	–195	155

Total non-financial assets	–2,007	–1,190	–577	–48	–577

Other Transactions
Tax receivables	590	–7,379	–5,636	–5,524	–4,356
Other receivables	151	–817	–327	223	127
Provincial and territorial tax collection agreements accounts	–1,311	410	2,316	1,103	2,374
Tax payables	7,622	2,986	2,752	2,610	–509
Other liabilities	–2,359	1,683	–1,376	8,813	151

Total other transactions	4,693	–3,117	–2,271	7,225	–2,213

Foreign Exchange Transactions
International reserves held in the Exchange Fund Account	1,769	–3,737	–1,822	2,133	3,602
International Monetary Fund — Subscriptions	354	–433	567	945	757

	2,123	–4,170	–1,255	3,078	4,359
Less: International Monetary Fund — Notes payable	201	–771	–1,412	–453	–336
Special drawing rights allocations	43	–48	113	89	58

	244	–819	–1,299	–364	–278

Total foreign exchange transactions	1,879	–3,351	44	3,442	4,637

Source: Public Accounts of Canada 2008.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

Unmatured Market Debt
(Principal Amount Outstanding)

	At Sept. 30,	At March 31,
	2008	2008	2007	2006	2005	2004
	(in millions)
Canadian Currency
Marketable bonds	$251,659	$253,802	$257,909	$261,872	$266,674	$278,962
Treasury bills	133,300	117,000	134,100	131,600	127,200	113,400
Canada Savings Bonds	7,381	7,442	8,764	10,506	11,958	14,038
Canada Premium Bonds	5,576	5,626	6,410	6,828	7,115	7,286
Canada Investment Bonds	—	—	1	8	8	7
Obligations issued to Canada Pension Plan Investment Fund	550	1,042	1,742	3,094	3,335	3,351
Obligations issued to Trustees in respect of Health Care Initiatives	—	—	—	8	58	76

Total Canadian currency	398,466	384,912	408,926	413,916	416,348	417,120

Foreign Currency (1)
Canada Bills	3,818	1,484	1,847	4,734	3,862	3,364
Canada Notes	500	515	490	496	1,128	1,257
Euro Medium-Term Note Program	1,498	1,621	1,626	1,500	1,661	3,170
Other marketable bonds (2)	2,885	6,097	6,697	7,588	9,941	13,201

Total foreign currency	8,701	9,717	10,660	14,318	16,592	20,992

Total Unmatured Market Debt	$407,167	$394,629	$419,586	$428,234	$432,940	$438,112

Source: Bank of Canada, Department of Finance.
(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30,	At March 31,
	2008	2008	2007	2006	2005	2004

United States Dollar	1.0642	1.0265	1.1546	1.1680	1.2096	1.3113
Euro	1.4980	1.6205	1.5424	1.4153	1.5681	1.6149
Japanese Yen	0.010010	0.010300	0.009799	0.009923	0.011281	0.01257
New Zealand Dollar	—	—	0.8248	0.7192	0.8617	0.8716

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30,	At March 31,
	2008	2008	2007	2006	2005	2004
	(in millions)

United States Dollars	2,711	2,711	2,711	3,711	5,211	7,216
Euro	—	2,045	2,045	2,045	2,045	2,045
New Zealand Dollars	—	—	500	500	500	500

Total Canadian currency unmatured market debt was $398,466 million on September 30, 2008, an increase of $13,554 million from March 31, 2008. The increase was mostly related to the increase in Treasury Bills ($16,300 million), partially offset by a reduction in marketable bonds (–$2,143 million) and Obligations issued to Canada Pension Plan Investment Fund (–$492 million). Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2008 to September 30, 2008, the Government issued an aggregate of $19,600 million of marketable bonds in Canadian currency and redeemed $22,833 million (including $8,155 million in repurchased and cancelled bonds), for a net decrease of $3,233 million. This was offset by an increase of $1,090 million for the inflation compensation on Real Return Bonds, resulting in a net decrease of $2,143 million in marketable bonds. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2008 to September 30, 2008, the amount of treasury bills outstanding increased by $16,300 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2008 to September 30, 2008, the amount of unmatured Canada Savings Bonds outstanding decreased by $61 million. Canada Premium Bonds are a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bonds (“Canada RRSP Bonds”). They offer a higher interest rate compared to Canada Savings Bonds and are redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2008 to September 30, 2008, the amount of unmatured Canada Premium Bonds outstanding decreased by $50 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period November 1, 2006 to April 30, 2007, all of the Canada Investment Bonds matured bringing the outstanding balance to nil. Obligations issued to Canada Pension Plan Investment Fund are non-marketable.

Total foreign currency unmatured market debt was $8,701 million on September 30, 2008, a decrease of $1,016 million from March 31, 2008. This decrease in foreign currency unmatured debt was attributable to the significant foreign debt maturities over the past year. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues and four Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2008, $20,497 million of Canadian dollars have been swapped for U.S.$16,846 million, $16,026 million of Canadian dollars have been swapped for Euro 11,250 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

Average Rates of Interest

	At March 31,
	2008	2007	2006	2005	2004

Marketable bonds (1)	5.08%	5.23%	5.26%	5.62%	5.96%
Treasury bills	3.60	4.20	3.52	2.62	2.52
Retail Debt	3.50	3.54	3.84	2.85	3.37
Non-marketable bonds and notes (2)	10.62	10.37	10.02	9.99	9.96
Canada Bills	2.59	5.11	4.63	2.63	0.92
Foreign currency notes	3.87	3.92	3.85	3.14	2.37
Total Unmatured Debt	4.61	4.86	4.73	4.61	4.90
Source: Public Accounts of Canada 2008.
(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.
(2) Includes the bonds for the Canada Pension Plan and Obligations issued to Trustees in respect of Health Care Initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2008.

Schedule of Marketable Bond and Note Repayments
(in millions)

	Total Principal and Interest(1)
	Canadian	Foreign
For years ended	Currency	Currency
December 31,	Debt(2)	Debt (3) (4)

2008	$10,202	2,730
2009	36,408	2,070
2010	36,789	—
2011	29,075	—
2012	25,311	—
2013-2017	88,407	—
2018-2022	40,647	—
2023-2027	40,782	—
2028-2032	29,527	—
2033-2037	37,253	—
2038-2042	5,556	—

Source: Bank of Canada.
(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3) Converted at U.S.$1.00 = $1.0642, Euro 1.00 = $1.4980, Japanese Yen 1.00 = $0.010010, the closing rates on September 30, 2008.
(4) Excludes principal and interest payments on U.S.$210,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $175,074 million as at March 31, 2008. Towards the end of fiscal 2007-08, the Government started to meet all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2008.

Financial Information Regarding Crown Corporations and Other Entities
(in millions)

		Other
	Consolidated	Entities	Enterprise	Total
Assets
Total assets	$6,223	$3,670	$276,965	$286,858

Liabilities
Liabilities to other than Government
Borrowings	—	—	175,301	175,301
Other	5,397	67	65,349	70,813

	5,397	67	240,650	246,114

Net assets	$826	$3,603	$36,315	$40,744

Financial interest of the Government
Obligations to the Government	$208	—	$14,108	$14,316
Net equity of the Government	618	3,603	22,207	26,428

Total financial interest	$826	$3,603	$36,315	$40,744

Contingent liabilities	$493	—	$3,344	$3,837

Source: Public Accounts of Canada 2008.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government with respect to guarantees by the Government as at March 31, 2008 are summarized as follows.

Contingent Liabilities (With Respect To Net Exposure Under Guarantees)
(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$171,042
Borrowings by other than enterprise Crown corporations
From agents	991
From other than agents	2,531
Other explicit loan guarantees	25
Insurance programs of the Government	1,051
Other explicit guarantees	5,613

Total gross guarantees	181,253
Less: allowance for losses	–602

Net exposure under guarantees	$180,650

Source: Public Accounts of Canada 2008.

Note: Totals may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2008.

Agent Enterprise Crown Corporations Insurance Programs

			5-year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund
	(in millions)

Canada Deposit Insurance Corporation	$477,350	$—	$—	$996

Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	349,754	205	201	6,487
Mortgage-Backed Securities Guarantee Fund	176,178	—	—	324

Export Development Canada
Export insurance contracts entered into on its own behalf	18,287	50	33	—

Source: Public Accounts of Canada 2008.
(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $25 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revisions being implemented in April 2007 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full-service branches and lending branches. As at December 15, 2008, the banking system consisted of 19 domestic banks, 23 foreign bank subsidiaries, 22 full-service foreign bank branches and 8 foreign bank lending branches.

Financial Sector Restructuring

The Government of Canada is responsible for ensuring that the regulatory framework allows financial sector participants to operate as efficiently and effectively as possible, while also maintaining the safety and soundness of the sector. The mandatory five-year review of the financial institutions statutes, which comprises the Bank Act, the Insurance Companies Act, the Trust and Loan Companies Act and the Cooperative Credit Associations Act, is an important tool in meeting these responsibilities.

The 2006 legislative review of the financial institutions statutes was completed on April 20, 2007. At that time most of the provisions of Bill C-37, An Act to amend the law governing financial institutions and to provide for related and consequential matters, came into force. The implementation of the remaining provisions of Bill C-37 and their associated regulations were largely completed in 2008 and will continue during 2009. The next five-year review will be carried out prior to April 20, 2012.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In November 2006, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

In the first half of 2007, monetary policy was set in the context of a robust domestic economy moderated, in part, by weaker net exports due to a slowing U.S. economy. The situation changed markedly with the start of the global financial turmoil in the second half of 2007. Consequently, despite continued healthy domestic demand, the Bank of Canada left the overnight rate unchanged at 4.50 per cent at its September 5, and October 16, 2007 fixed announcement dates. The Bank subsequently reduced the overnight rate from 4.50 per cent to 4.25 per cent on December 4, 2007 as global financial conditions deteriorated, and the outlook for net exports weakened.

Between January and December 2008, the ongoing turmoil in financial markets and weakening outlook for global growth led the Bank of Canada to lower its overnight lending rate by a total of 275 basis points to 1.50 per cent. In addition, the Bank has undertaken a series of operations to reinforce its overnight rate target and to support market liquidity. In particular, the Bank of Canada significantly increased the size and frequency of its term purchase and resale agreements and broadened the list of acceptable collateral and eligible counterparties. The Bank’s initiatives have come in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets.

Membership in International Economic Organizations

As of December 31, 2007, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2007, one SDR equalled Cdn $1.56.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2007, there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

Participation In Other International Development Institutions

	At December 31, 2007
	Subscription
	Total	Paid-in(1)
	(in millions of
	U.S. dollars)

International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,921.5	204.6
Inter-American Development Bank	4,039.9	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,161.1	129.2
European Bank for Reconstruction and Development	992.9	261.4

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions and in consultation with the Canadian International Development Agency.
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND PENDING AND THREATENED LITIGATION

There are thousands of claims and pending and threatened litigation cases outstanding against the Government. These claims include items with pleading amounts and many where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not determinable. As of March 31, 2008, the Government had recorded an allowance for claims and litigation where it is likely that there will be a future payment and a reasonable estimate of the loss can be made. Certain large and significant claims are described below:

Comprehensive Land Claims

Comprehensive land claims are negotiated in areas where aboriginal title has not been dealt with by treaty or by other legal methods. In such cases, the claim is based on an aboriginal group’s traditional use and occupancy of that land. As of March 31, 2008, there were 75 (71 in 2007) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability of $3,400 million ($3,400 million in 2007-restated) is estimated for claims that have progressed to a point where quantification is possible. The remaining claims are still in the early stage of negotiations and cannot yet be quantified.

Assessed Taxes Under Objection or Appeal

As at March 31, 2008, an amount of $10,353 million ($10,027 million in 2007) of federal and provincial taxes assessed was under objection at Canada Revenue Agency and an amount of $2,134 million ($2,164 million in 2007) was being appealed to either the Tax Court of Canada, the Federal Court of Canada or the Supreme Court of Canada.

Other

In September 1999, the Public Service Superannuation Act, the Canadian Forces Superannuation Act and the Royal Canadian Mounted Police Superannuation Act were amended to enable the federal government to deal with excess amounts in the superannuation accounts and pension funds governed by these Acts. The legal validity of these provisions has since been challenged in the Ontario Superior Court of Justice. On November 20, 2007, the Court rendered its decision and dismissed all the claims of the plaintiffs. Several of the plaintiffs are currently appealing this decision to the Ontario Court of Appeal. The outcome of these appeals is not determinable at this time.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) Payable in Canada in Canadian Dollars

Marketable Bonds(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2008

Maturing in 2008-09
2008 — Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	$395,547,000
Dec. 1	4 1/4	June 16/06 and July 10/06 and Sept. 1/06	YE81	4,345,828,000
2009 — Mar. 1	11 1/2	May 22/85	H58	139,655,000

				4,881,030,000

Maturing in 2009-10
2009 — June 1	3 3/4	Nov. 17/06 and Dec. 18/06 and Mar. 9/07 and Apr. 13/07	YH13	2,789,000,000
June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	5,770,192,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	635,846,000
Sept. 1	4 1/4	Dec. 1/03 and Jan. 26/04 and Feb. 23/04 and Apr. 13/04 and May 17/04 and July 26/04 and Aug. 30/04 and Oct. 12/04	XT69	8,535,202,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	207,790,000
Dec. 1	4 1/4	May 25/07 and Sept. 21/07 and Oct. 12/07	YJ78	6,674,000,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	80,534,000

				24,692,564,000

Maturing in 2010-11
2010 — June 1	3 3/4	Nov. 30/07 and Jan. 11/08	YM08	3,700,000,000
June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	5,127,128,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,224,605,000
Sept. 1	4	Nov. 22/04 and Jan. 24/05 and Feb. 21/05 and Apr. 26/05 and May 24/05 and July 18/05 and Aug. 29/05 and Oct. 11/05	XY54	7,627,884,000
Oct. 1	8 3/4	Apr. 28/86	H85	115,578,000
Dec. 1	2 3/4	May 23/08 and Aug. 22/08 and Sept. 19/08	YP39	7,500,000,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	467,365,000

				26,762,560,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	9,802,369,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	606,151,000
Sept 1	3 3/4	Nov. 21/05 and Jan. 23/06 and Feb. 20/06 and May 23/06 and Jun. 27/06 and Jul. 31/06 and Aug. 21/06	YC26	8,967,862,000

				19,376,382,000

Maturing in 2012-13
2012 — June 1	3 3/4	Nov. 6/06 and Dec. 11/06 and Feb. 19/07 and May 7/07 and Aug. 20/07 and Nov. 13/07	YG30	6,799,165,000
June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	10,356,853,000

				17,156,018,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2008

Maturing in 2013-14
2013 — June 1	3 1/2	Feb. 25/08 and Mar. 10/08 and May 12/08 and Aug. 5/08	YN80	$6,063,624,000
June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	8,996,594,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	709,898,000

				15,770,116,000

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	9,753,802,000

Maturing in 2015-16
2015 — June 1	4 1/2	Oct. 18/04 and Dec. 20/04 and Feb. 7/05 and Mar. 14/05 and May 9/05 and June 21/05 and Aug. 15/05 and Sept. 26/05	XX71	10,143,325,000
June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	456,505,000

				10,599,830,000

Maturing in 2016-17
2016 — June 1	4	Nov. 7/05 and Dec. 12/05 and Feb. 6/06 and Mar. 13/06 and Apr. 24/06 and Jun. 12/06 and Aug. 8/06 and Sept. 19/06	YB43	10,300,000,000

Maturing in 2017-18
2017 — June 1	4	Oct. 16/06 and Nov. 27/06 and Jan. 29/07 and Mar. 19/07 and Apr. 23/07 and Aug. 7/07 and Sept. 17/07	YF56	10,342,526,000

Maturing in 2018-19
2018 — June 1	4 1/4	Oct. 29/07 and Feb. 11/08 and Mar. 25/08 and Apr. 21/08 and June 23/08 and July 14/08	YL25	10,622,764,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	713,361,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	398,808,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	7,212,501,000	(2)

				7,611,309,000

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	284,112,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	5,000,000,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	5,000,000,000

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	6,921,442,500	(2)

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	7,138,030,000

Maturing in 2029-30 2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	12,960,558,000

Unmatured Market Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2008

Maturing in 2031-32 2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	$7,348,948,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04 and Dec. 6/04 and Mar. 7/05 and June 6/05 and Sept. 6/05 and Dec. 5/05 Mar. 06/06 and June 5/06 and Oct. 2/06 and Dec. 4/06 and Mar. 5/07	XQ21	6,576,745,500	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04 and Nov. 8/04 and Jan. 17/05 and Apr. 11/05 and Jul. 11/05 and Oct. 18/05 and Jan. 16/06 and May 1/06 and Jul. 24/06 and Oct. 31/06 and Jan. 15/07 and June 11/07 and July 23/07 and Oct. 9/07 and Jan. 21/08	XW98	13,249,089,000

Maturing in 2041-42
2041 — June 1	4	June 9/08 and Sept. 15/08	YQ12	1,700,000,000
Dec. 1	2	June 4/07 and Sept. 4/07 and Dec. 10/07 and Mar. 3/08 and June 2/08 and Sept. 2/08	YK42	3,487,584,500	(2)

				5,187,584,500

Total Unmatured Marketable Bonds Payable In Canadian Dollars				251,659,066,500

Treasury Bills

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 2, 2008 to Sept. 3, 2009	1.359 to 4.423	Various issue dates from Oct. 4, 2007 to Sept. 26, 2008	133,300,000,000

Canada Savings Bonds(3)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2008

S46	2013 — Nov. 1(4)	1.50 – 7.50	1991 — Nov. 1	$216,689,261
S47	2014 — Nov. 1(4)	1.50 – 7.50	1992 — Nov. 1	351,440,684
S48	2015 — Nov. 1(4)	1.50 – 7.50	1993 — Nov. 1	285,137,379
S49	2016 — Nov. 1(4)	1.50 – 7.50	1994 — Nov. 1	420,799,580
S50	2017 — Nov. 1(4)	1.50 – 6.75	1995 — Nov. 1	349,458,704
S51	2018 — Nov. 1(4)	2.00 – 8.75	1996 — Nov. 1	1,060,431,095
S52	2017 — Nov. 1(4)	1.50 – 6.50	1997 — Nov. 1	652,386,482
S54	2018 — Nov. 1(4)	1.50 – 4.85	1998 — Nov. 1	376,475,021
S55	2018 — Dec. 1(4)	1.50 – 4.85	1998 — Dec. 1	30,345,410
S56	2019 — Jan. 1(4)	1.35 – 4.85	1999 — Jan. 1	5,640,482
S57	2019 — Feb. 1(4)	1.35 – 4.60	1999 — Feb. 1	3,369,965
S58	2019 — Mar. 1(4)	1.30 – 4.75	1999 — Mar. 1	6,695,155
S59	2019 — Apr. 1(4)	1.30 – 4.75	1999 — Apr. 1	4,527,339
S60	2009 — Nov. 1	1.50 – 4.85	1999 — Nov. 1	182,099,834
S61	2009 — Dec. 1	1.50 – 4.85	1999 — Dec. 1	20,528,205
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	6,701,993
S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	4,321,169
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	7,434,257
S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	9,506,133
S66	2010 — Nov. 1	1.50 – 4.85	2000 — Nov. 1	173,928,981
S67	2010 — Dec. 1	1.50 – 4.85	2000 — Dec. 1	14,461,248

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2008

S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	$6,845,896
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	5,096,377
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	5,193,056
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	3,556,610
S72	2011 — Nov. 1	1.50 – 3.25	2001 — Nov. 1	238,623,245
S73	2011 — Dec. 1	1.50 – 3.25	2001 — Dec. 1	15,275,361
S74	2012 — Jan. 1	1.35 – 3.10	2002 — Jan. 1	3,549,306
S75	2012 — Feb. 1	1.35 – 2.85	2002 — Feb. 1	2,798,022
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	8,696,450
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	7,260,321
S78	2012 — Nov. 1	1.50 – 3.25	2002 — Nov. 1	277,396,383
S79	2012 — Dec. 1	1.50 – 3.25	2002 — Dec. 1	21,178,808
S80	2013 — Jan. 1	1.65 – 3.10	2003 — Jan. 1	5,674,257
S81	2013 — Feb. 1	1.55 – 2.85	2003 — Feb. 1	3,953,687
S82	2013 — Mar. 1	1.30 – 3.10	2003 — Mar. 1	8,678,613
S83	2013 — Apr. 1	1.25 – 3.10	2003 — Apr. 1	9,370,257
S84	2013 — Nov. 1	1.50 – 3.25	2003 — Nov. 1	215,059,262
S85	2013 — Dec. 1	1.50 – 3.25	2003 — Dec. 1	10,923,700
S86	2014 — Jan. 1	1.65 – 3.10	2004 — Jan. 1	2,750,669
S87	2014 — Feb. 1	1.55 – 2.85	2004 — Feb. 1	2,067,490
S88	2014 — Mar. 1	1.30 – 3.10	2004 — Mar. 1	4,867,219
S89	2014 — Apr. 1	1.25 – 3.10	2004 — Apr. 1	2,716,464
S90	2014 — Nov. 1	1.50 – 3.25	2004 — Nov. 1	253,234,660
S91	2014 — Dec. 1	1.50 – 3.25	2004 — Dec. 1	12,593,819
S92	2015 — Jan. 1	1.65 – 3.10	2005 — Jan. 1	4,688,316
S93	2015 — Feb. 1	1.55 – 2.85	2005 — Feb. 1	2,523,410
S94	2015 — Mar. 1	1.55 – 3.10	2005 — Mar. 1	6,449,599
S95	2015 — Apr. 1	1.65 – 3.10	2005 — Apr. 1	3,343,223
S96	2015 — Nov. 1	2.00 – 3.25	2005 — Nov. 1	343,313,509
S97	2015 — Dec. 1	1.85 – 3.25	2005 — Dec. 1	13,851,752
S98	2016 — Jan. 1	2.62 – 3.10	2006 — Jan. 1	3,680,300
S99	2016 — Feb. 1	2.68 – 2.85	2006 — Feb. 1	2,969,094
S100	2016 — Mar. 1	2.50 – 3.10	2006 — Mar. 1	7,634,942
S101	2016 — Apr. 1	2.45 – 3.10	2006 — Apr. 1	4,649,700
S102	2016 — Nov. 1	2.00 – 3.25	2006 — Nov. 1	529,719,980
S103	2016 — Dec. 1	1.85 – 3.25	2006 — Dec. 1	18,584,647
S104	2017 — Jan. 1	2.90 – 3.10	2007 — Jan. 1	4,810,774
S105	2017 — Feb. 1	2.80 – 2.85	2007 — Feb. 1	3,392,706
S106	2017 — Mar. 1	2.50 – 3.10	2007 — Mar. 1	12,682,344
S107	2017 — Apr. 1	2.45 – 3.10	2007 — Apr. 1	6,372,633
S108	2017 — Nov. 1	2.00 – 3.25	2007 — Nov. 1	1,011,034,912
S109	2017 — Dec. 1	1.85 – 3.25	2007 — Dec. 1	32,183,934
S110	2018 — Jan. 1	3.10	2008 — Jan. 1	9,014,204
S111	2018 — Feb. 1	2.85	2008 — Feb. 1	10,225,114
S112	2018 — Mar. 1	2.50	2008 — Mar. 1	16,314,487
S113	2018 — Apr. 1	2.45	2008 — Apr. 1	23,445,472

				7,380,623,364

Canada Premium Bonds(5)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2008

P3	2018 — Nov. 1 (4)	1.85 – 5.00	1998 — Nov. 1	$689,692,063
P4	2018 — Dec. 1 (4)	1.85 – 4.50	1998 — Dec. 1	73,739,089
P5	2019 — Jan. 1 (4)	2.00 – 4.50	1999 — Jan. 1	14,622,997
P6	2019 — Feb. 1 (4)	2.00 – 4.75	1999 — Feb. 1	11,480,233
P7	2019 — Mar. 1 (4)	2.00 – 6.00	1999 — Mar. 1	47,869,734
P8	2019 — Apr. 1 (4)	2.00 – 6.00	1999 — Apr. 1	37,489,648
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	273,125,493
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	82,124,303
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	26,805,336
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	21,483,289
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	47,864,260
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	62,429,229
P15	2010 — Nov. 1	2.35 – 5.90	2000 — Nov. 1	408,522,724
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	82,584,789

Unmatured Market Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2008

P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	$93,786,663
P18	2011 — Feb. 1	2.25 – 5.75	2001 — Feb. 1	179,542,885
P19	2011 — Mar. 1	2.25 – 4.55	2001 — Mar. 1	21,452,373
P20	2011 — Apr. 1	2.00 – 4.55	2001 — Apr. 1	21,698,088
P21	2011 — Nov. 1	1.85 – 4.00	2001 — Nov. 1	379,450,269
P22	2011 — Dec. 1	1.85 – 4.00	2001 — Dec. 1	52,036,598
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	14,103,135
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	11,944,928
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	64,742,742
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	31,021,572
P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	769,210,227
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	154,096,025
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	58,298,467
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	9,518,407
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	46,797,396
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	40,216,405
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	21,506,544
P34	2013 — Nov. 1	2.35 – 5.00	2003 — Nov. 1	670,084,601
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	143,844,648
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	48,802,391
P37	2014 — Feb. 1	2.25 – 5.00	2004 — Feb. 1	33,731,581
P38	2014 — Mar. 1	2.25 – 4.00	2004 — Mar. 1	44,979,861
P39	2014 — Apr. 1	2.00 – 4.00	2004 — Apr. 1	23,499,194
P40	2014 — Nov. 1	1.85 – 3.50	2004 — Nov. 1	164,362,019
P41	2014 — Dec. 1	1.85 – 3.50	2004 — Dec. 1	39,598,998
P42	2015 — Jan. 1	2.00 – 3.25	2005 — Jan. 1	13,676,757
P43	2015 — Feb. 1	2.00 – 3.05	2005 — Feb. 1	6,710,532
P44	2015 — Mar. 1	2.00 – 3.15	2005 — Mar. 1	8,644,657
P45	2015 — Apr. 1	2.00 – 3.05	2005 — Apr. 1	7,293,151
P46	2015 — Nov. 1	2.25 – 2.75	2005 — Nov. 1	93,969,504
P47	2015 — Dec. 1	2.35 – 3.55	2005 — Dec. 1	40,667,003
P48	2016 — Jan. 1	2.50 – 4.00	2006 — Jan. 1	12,722,192
P49	2016 — Feb. 1	2.50 – 4.00	2006 — Feb. 1	13,012,265
P50	2016 — Mar. 1	3.00 – 4.00	2006 — Mar. 1	12,754,010
P51	2016 — Apr. 1	3.00 – 4.00	2006 — Apr. 1	15,454,945
P52	2016 — Nov. 1	3.15 – 3.35	2006 — Nov. 1	93,163,402
P53	2016 — Dec. 1	3.15 – 3.35	2006 — Dec. 1	23,151,497
P54	2017 — Jan. 1	3.05 – 3.25	2007 — Jan. 1	6,613,119
P55	2017 — Feb. 1	2.95 – 3.05	2007 — Feb. 1	5,273,222
P56	2017 — Mar. 1	3.15 – 3.35	2007 — Mar. 1	33,866,370
P57	2017 — Apr. 1	3.15 – 3.35	2007 — Apr. 1	25,074,974
P58	2017 — Nov. 1	3.30 – 3.50	2007 — Nov. 1	83,585,785
P59	2017 — Dec. 1	3.30 – 3.50	2007 — Dec. 1	21,289,535
P60	2018 — Jan. 1	3.15 – 3.25	2008 — Jan. 1	5,374,246
P61	2018 — Feb. 1	2.95 – 3.05	2008 — Feb. 1	5,808,702
P62	2018 — Mar. 1	2.85 – 3.15	2008 — Mar. 1	12,496,420
P63	2018 — Apr. 1	2.75 – 3.05	2008 — Apr. 1	16,873,880

				5,575,635,371

Obligations Issued To Canada Pension Plan Investment Fund(6)

Maturity date(s)	Coupon(s) %	Issue date(s)

Various maturity dates from Oct. 3, 2008 to July 2, 2012	9.15 to 11.33	Various issue dates from Oct. 3, 1998 to Jul. 2, 1992 (long term)	550,080,000

Total Unmatured Market Debt Payable In Canadian Dollars	398,465,405,235

Unmatured Market Debt (Continued)

(B) Payable In Foreign Currency (1) (7)

Canada Bills

					Outstanding at
Maturity date(s)	Yield(s) %	Original issue amount		Issue date(s)	September 30, 2008

Various maturity dates	0.50 to	U.S.$	3,587,358,000	Various issue dates
from Oct. 1, 2008	2.26			from Apr. 7, 2008
to Mar. 16, 2009				to Sept. 30, 2008	$3,817,666,384

Canada Notes

Maturity date	Coupon %	Original issue amount		Issue date

2009 — Mar. 23	1.90	JPY	50,000,000,000	Mar. 23, 1999	500,305,580

Euro Medium-Term Notes

Maturity date	Coupon %	Original issue amount			Issue date

2009 — Apr. 28	4 1/2	EUR	609,796,069	(8)	Nov. 12, 1998	913,454,949
2009 — Apr. 28	4 1/2	EUR	390,203,931	(9)	Mar. 30, 1999	584,512,971

Total (12)						1,497,967,920

Other Marketable Bonds Payable In Foreign Currencies

		Original amount at			Issue or
Maturity date	Coupon %	issue or assumption			assumption date

2008 — Nov. 5	5 1/4	U.S.$	2,500,000,000		Nov. 5, 1998	2,660,500,000
2010 — Jan. 15	8.60	U.S.$	157,895,000	(10)	Feb. 5, 2001	168,031,859
2016 — Dec. 15	8 1/4	U.S.$	38,244,000	(10) (11)	Feb. 5, 2001	35,378,265
2018 — June 30	9.70	U.S.$	16,080,000	(10)	Feb. 5, 2001	17,112,336
2019 — June 1	8.80	U.S.$	3,500,000	(10)	Feb. 5, 2001	3,724,700

Total (12)						2,884,747,160

Total Unmatured Market Debt Payable In Foreign Currency						8,700,687,044

Total Unmatured Market Debt						$407,166,092,279

Unmatured Market Debt (Continued)

(C) Cross Currency Swaps

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Oct. 1	5.1680	$77,400,000	3 month LIBOR	U.S.$50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — June 1	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 1	4.4950	79,230,000	Fixed	50,000,000
2011 — Mar. 1	4.6400	78,670,000	Fixed	50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
June 1	4.44453	99,750,000	Fixed	75,000,000
June 1	4.4527	99,375,000	Fixed	75,000,000
June 1	4.4659	68,450,000	3 month LIBOR	50,000,000
June 1	4.5279	68,940,000	Fixed	50,000,000
June 1	4.6112	101,400,000	Fixed	75,000,000
June 1	4.6430	78,670,000	Fixed	50,000,000
June 1	4.6600	79,010,000	Fixed	50,000,000
June 1	4.6980	78,950,000	Fixed	50,000,000
June 1	4.8045	79,440,000	Fixed	50,000,000
June 1	4.9430	77,875,000	Fixed	50,000,000
June 1	5.0339	77,815,000	Fixed	50,000,000
June 1	5.0670	78,775,000	Fixed	50,000,000
June 1	5.4000	114,990,000	Fixed	75,000,000
2012 — June 1	3.9148	93,675,000	Fixed	75,000,000
June 1	3.9154	57,410,000	3 month LIBOR	50,000,000
June 1	3.93343	93,375,000	Fixed	75,000,000
June 1	3.94551	92,287,500	Fixed	75,000,000
June 1	3.95915	61,200,000	Fixed	50,000,000
June 1	3.9840	93,225,000	3 month LIBOR	75,000,000
June 1	4.0190	90,225,000	3 month LIBOR	75,000,000
June 1	4.0499	118,150,000	3 month LIBOR	100,000,000
June 1	4.0569	117,380,000	3 month LIBOR	100,000,000
June 1	4.1065	58,875,000	3 month LIBOR	50,000,000
June 1	4.3370	133,900,000	3 month LIBOR	100,000,000
June 1	4.3697	96,525,000	Fixed	75,000,000
June 1	4.59355	99,600,000	Fixed	75,000,000
June 1	4.6314	68,625,000	Fixed	50,000,000
June 1	4.6402	102,787,500	3 month LIBOR	75,000,000
June 1	4.6770	68,300,000	Fixed	50,000,000
June 1	4.8198	100,897,500	3 month LIBOR	75,000,000
June 1	4.9090	78,445,000	Fixed	50,000,000
June 1	4.9872	79,500,000	Fixed	50,000,000
June 1	5.0863	78,745,000	Fixed	50,000,000
June 1	5.1110	78,540,000	Fixed	50,000,000
June 1	5.4980	76,650,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2013 — June 1	3.7493	$120,600,000	3 month LIBOR	U.S.$100,000,000
June 1	4.0677	117,500,000	3 month LIBOR	100,000,000
June 1	4.07245	123,100,000	3 month LIBOR	100,000,000
June 1	4.0995	118,200,000	3 month LIBOR	100,000,000
June 1	4.11355	91,687,500	Fixed	75,000,000
June 1	4.11843	90,975,000	Fixed	75,000,000
June 1	4.14637	122,700,000	Fixed	100,000,000
June 1	4.1494	62,000,000	3 month LIBOR	50,000,000
June 1	4.30247	89,250,000	3 month LIBOR	75,000,000
June 1	4.5100	33,437,500	3 month LIBOR	25,000,000
June 1	4.5340	33,375,000	3 month LIBOR	25,000,000
June 1	4.5480	98,662,500	Fixed	75,000,000
June 1	4.5938	103,050,000	Fixed	75,000,000
June 1	4.6810	102,150,000	Fixed	75,000,000
June 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 — Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
June 1	3.7516	119,120,000	3 month LIBOR	100,000,000
June 1	3.7662	118,950,000	3 month LIBOR	100,000,000
June 1	3.7964	119,500,000	3 month LIBOR	100,000,000
June 1	3.8246	119,850,000	3 month LIBOR	100,000,000
June 1	4.0288	117,750,000	3 month LIBOR	100,000,000
June 1	4.1189	85,350,000	3 month LIBOR	75,000,000
June 1	4.1435	86,437,500	3 month LIBOR	75,000,000
June 1	4.2989	92,250,000	3 month LIBOR	75,000,000
June 1	4.55863	65,200,000	Fixed	50,000,000
June 1	4.5768	65,725,000	Fixed	50,000,000
June 1	4.6020	96,862,500	Fixed	75,000,000
June 1	4.6262	97,500,000	Fixed	75,000,000
June 1	4.6421	94,410,000	3 month LIBOR	75,000,000
June 1	4.6437	97,627,500	Fixed	75,000,000
June 1	4.6591	94,725,000	3 month LIBOR	75,000,000
June 1	4.70554	98,730,000	Fixed	75,000,000
June 1	4.7375	99,300,000	Fixed	75,000,000
June 1	4.7540	65,200,000	3 month LIBOR	50,000,000
June 1	4.7943	99,150,000	3 month LIBOR	75,000,000
June 1	4.9805	136,240,000	Fixed	100,000,000
2015 — June 1	3.7511	92,325,000	3 month LIBOR	75,000,000
June 1	3.8187	123,250,000	3 month LIBOR	100,000,000
June 1	3.8207	92,737,500	3 month LIBOR	75,000,000
June 1	3.8960	124,310,000	3 month LIBOR	100,000,000
June 1	3.9048	121,850,000	3 month LIBOR	100,000,000
June 1	3.9082	121,940,000	3 month LIBOR	100,000,000
June 1	3.9301	121,720,000	3 month LIBOR	100,000,000
June 1	3.9585	122,150,000	3 month LIBOR	100,000,000
June 1	3.9598	121,200,000	3 month LIBOR	100,000,000
June 1	4.0205	117,870,000	3 month LIBOR	100,000,000
June 1	4.0487	95,175,000	3 month LIBOR	75,000,000
June 1	4.0525	126,950,000	3 month LIBOR	100,000,000
June 1	4.1225	93,525,000	3 month LIBOR	75,000,000
June 1	4.1273	85,950,000	3 month LIBOR	75,000,000
June 1	4.1384	85,650,000	3 month LIBOR	75,000,000
June 1	4.1598	93,225,000	3 month LIBOR	75,000,000
June 1	4.17423	62,050,000	3 month LIBOR	50,000,000
June 1	4.1810	92,625,000	Fixed	75,000,000
June 1	4.1850	92,775,000	3 month LIBOR	75,000,000
June 1	4.2002	62,050,000	3 month LIBOR	50,000,000
June 1	4.2103	57,875,000	3 month LIBOR	50,000,000
June 1	4.3380	62,100,000	Fixed	50,000,000
June 1	4.3438	91,875,000	3 month LIBOR	75,000,000
June 1	4.37127	90,150,000	Fixed	75,000,000
June 1	4.3860	90,300,000	Fixed	75,000,000
June 1	4.3960	120,550,000	Fixed	100,000,000
June 1	4.4310	90,487,500	Fixed	75,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2015 — Jul. 20	3.5542	$76,987,500	3 month LIBOR	U.S.$75,000,000
Oct. 20	3.3805	104,900,000	3 month LIBOR	100,000,000
2016 — Feb. 20	3.2529	80,175,000	Fixed	75,000,000
Apr. 20	3.4474	49,825,000	Fixed	50,000,000
Apr. 20	3.4533	75,150,000	Fixed	75,000,000
May. 20	3.4307	74,512,500	Fixed	75,000,000
June 1	4.0098	117,000,000	Fixed	100,000,000
June 1	4.0450	169,050,000	3 month LIBOR	150,000,000
June 1	4.0545	113,150,000	3 month LIBOR	100,000,000
June 1	4.1248	113,250,000	3 month LIBOR	100,000,000
Sep. 20	3.5990	100,080,000	Fixed	100,000,000
Sep. 20	3.6960	101,000,000	Fixed	100,000,000
Oct. 20	3.5212	78,108,750	Fixed	75,000,000
Nov. 20	3.2886	53,260,000	Fixed	50,000,000
Nov. 20	4.1631	56,380,000	Fixed	50,000,000
Nov. 20	4.18581	113,000,000	Fixed	100,000,000
Nov. 20	4.2380	52,750,000	Fixed	50,000,000
Nov. 20	4.2877	52,200,000	Fixed	50,000,000
Nov. 20	4.3188	103,690,000	Fixed	100,000,000
2017 — Jan. 20	3.6938	76,237,500	Fixed	75,000,000
Feb. 20	4.4067	80,925,000	Fixed	75,000,000
Feb. 20	4.6263	52,150,000	Fixed	50,000,000
Feb. 20	4.6564	104,860,000	Fixed	100,000,000
Mar. 20	4.4898	79,350,000	Fixed	75,000,000
Mar. 20	4.6458	53,675,000	Fixed	50,000,000
Apr. 20	4.2287	55,150,000	Fixed	50,000,000
Apr. 20	4.2892	54,900,000	Fixed	50,000,000
May 20	4.1826	55,400,000	Fixed	50,000,000
May 20	4.21876	110,800,000	Fixed	100,000,000
May 20	4.5388	104,630,000	Fixed	100,000,000
May 20	4.5433	104,300,000	Fixed	100,000,000
May 20	4.5773	104,200,000	3 month LIBOR	100,000,000
May 20	4.5823	103,700,000	Fixed	100,000,000
May 20	4.5926	104,300,000	Fixed	100,000,000
May 20	4.6273	52,195,000	Fixed	50,000,000
May 20	4.6325	53,350,000	Fixed	50,000,000
June 1	3.9835	117,800,000	Fixed	100,000,000
June 1	4.0122	116,890,000	Fixed	100,000,000
June 1	4.0207	117,530,000	Fixed	100,000,000
June 1	4.0262	117,600,000	Fixed	100,000,000
June 1	4.0313	117,170,000	Fixed	100,000,000
June 1	4.1118	116,140,000	Fixed	100,000,000
June 1	4.1274	115,650,000	Fixed	100,000,000
June 1	4.1763	114,750,000	Fixed	100,000,000
June 1	4.2051	115,190,000	Fixed	100,000,000
June 1	4.21744	113,250,000	Fixed	100,000,000
July 20	4.6740	53,375,000	3 month LIBOR	50,000,000
Aug. 20	4.5517	53,250,000	3 month LIBOR	50,000,000
Aug. 20	4.6200	80,212,500	Fixed	75,000,000
Sep. 20	4.3226	99,920,000	3 month LIBOR	100,000,000
Sep. 20	4.4428	49,330,000	3 month LIBOR	50,000,000
Oct. 03	4.4070	75,000,000	3 month LIBOR	76,336,000
Oct. 20	4.2830	49,000,000	Fixed	50,000,000
2018 — Jan. 20	3.5834	75,517,500	Fixed	75,000,000
Jan. 20	3.8380	50,225,000	Fixed	50,000,000
Jan. 20	3.8670	49,875,000	Fixed	50,000,000
Mar. 20	3.5553	51,100,000	Fixed	50,000,000
Mar. 20	3.5679	76,612,500	Fixed	75,000,000
Mar. 20	3.6000	76,350,000	Fixed	75,000,000
Mar. 20	3.6027	76,500,000	Fixed	75,000,000
Mar. 20	3.6046	50,735,000	Fixed	50,000,000
Mar. 20	3.6064	76,650,000	Fixed	75,000,000
Mar. 20	3.6216	50,325,000	Fixed	50,000,000
Mar. 20	3.7441	50,685,000	Fixed	50,000,000
Apr. 20	3.5660	52,600,000	Fixed	50,000,000
Apr. 20	3.5748	75,450,000	Fixed	75,000,000
Apr. 20	3.5912	50,250,000	Fixed	50,000,000
Apr. 20	3.6115	100,000,000	Fixed	100,000,000
Apr. 20	3.6233	99,250,000	Fixed	100,000,000
Apr. 20	3.6371	76,350,000	Fixed	75,000,000
Apr. 20	3.6992	102,475,000	Fixed	100,000,000
Apr. 20	3.7029	99,400,000	Fixed	100,000,000
May. 20	3.5552	79,725,000	Fixed	75,000,000
May. 20	3.5874	106,300,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2018 — May. 20	3.6656	$100,400,000	Fixed	U.S.$100,000,000
cont’d May. 20	3.6742	75,465,000	Fixed	75,000,000
May. 20	3.8752	101,000,000	Fixed	100,000,000
Jun. 20	3.4819	106,100,000	Fixed	100,000,000
Jun. 20	3.6492	75,450,000	Fixed	75,000,000
Jun. 20	3.6669	50,600,000	Fixed	50,000,000
Jun. 20	3.6706	75,975,000	Fixed	75,000,000
Jun. 20	3.6743	51,000,000	Fixed	50,000,000
Jun. 20	3.6870	50,650,000	Fixed	50,000,000
Jun. 20	3.7363	50,085,000	Fixed	50,000,000
Jul. 20	3.4673	53,500,000	Fixed	50,000,000
Jul. 20	3.6476	104,850,000	Fixed	100,000,000
Aug. 20	3.4930	106,900,000	Fixed	100,000,000
Aug. 20	3.6614	103,500,000	Fixed	100,000,000

Total		$20,496,857,750		U.S.$16,846,039,500

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2008 — Oct. 1	4.9488	$70,492,000	Fixed	EUR	50,000,000
Oct. 1	5.1823	68,913,188	Fixed		50,000,000
Oct. 1	5.4112	98,121,700	Fixed		75,000,000
Oct. 1	5.7360	95,861,400	Fixed		75,000,000
2009 — Mar. 1	5.2880	69,911,985	Fixed		50,000,000
Mar. 1	5.2900	105,513,549	Fixed		75,000,000
June 1	4.7729	106,008,000	Fixed		75,000,000
June 1	4.9441	104,018,700	Fixed		75,000,000
June 1	5.0140	72,437,000	Fixed		50,000,000
June 1	5.1117	105,251,400	Fixed		75,000,000
June 1	5.3488	69,936,274	Fixed		50,000,000
June 1	5.4246	105,251,250	Fixed		75,000,000
June 1	5.5324	98,002,100	Fixed		75,000,000
June 1	5.8425	67,671,000	Fixed		50,000,000
Oct. 1	4.9457	72,035,800	Fixed		50,000,000
Oct. 1	4.9670	104,429,625	Fixed		75,000,000
Oct. 1	5.0490	70,056,125	Fixed		50,000,000
Oct. 1	5.0527	72,121,000	Fixed		50,000,000
Oct. 1	5.2030	70,107,600	Fixed		50,000,000
Oct. 1	5.3900	70,007,000	Fixed		50,000,000
Oct. 1	5.3905	69,155,575	Fixed		50,000,000
Oct. 1	5.4034	68,216,160	Fixed		50,000,000
Oct. 1	5.4145	68,935,000	Fixed		50,000,000
Oct. 1	5.5120	97,072,500	Fixed		75,000,000
Oct. 1	5.7305	67,866,100	Fixed		50,000,000
Oct. 1	5.7694	66,770,496	Fixed		50,000,000
Oct. 1	5.7695	65,293,000	Fixed		50,000,000
Oct. 1	6.0855	151,000,260	Fixed		100,000,000
Oct. 1	6.1353	74,000,000	Fixed		50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed		75,000,000
Mar. 1	5.7810	67,067,000	Fixed		50,000,000
Mar. 1	5.7870	66,280,375	Fixed		50,000,000
Mar. 1	5.8147	67,374,000	Fixed		50,000,000
Mar. 1	6.0720	69,800,000	Fixed		50,000,000
June 1	5.0857	72,154,700	Fixed		50,000,000
June 1	5.0985	71,962,000	Fixed		50,000,000
June 1	5.1230	69,797,000	Fixed		50,000,000
June 1	5.1480	69,922,000	Fixed		50,000,000
June 1	5.2008	70,162,500	Fixed		50,000,000
June 1	5.3390	69,452,000	Fixed		50,000,000
June 1	5.3946	70,668,100	Fixed		50,000,000
June 1	5.6452	65,190,000	Fixed		50,000,000
June 1	5.7470	67,202,550	Fixed		50,000,000
June 1	5.7630	66,600,000	Fixed		50,000,000
June 1	5.8348	66,000,000	Fixed		50,000,000
June 1	5.8400	66,149,000	Fixed		50,000,000
June 1	5.8970	42,380,100	Fixed		30,000,000
June 1	5.95387	56,539,560	Fixed		40,000,000
June 1	5.9570	69,236,750	Fixed		50,000,000
June 1	5.9716	69,145,000	Fixed		50,000,000
June 1	6.2250	68,250,000	Fixed		50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

June 1	6.2560	$68,100,000	Fixed	EUR	50,000,000
Oct. 1	5.1360	70,478,000	Fixed		50,000,000
Oct. 1	5.2390	71,805,000	Fixed		50,000,000
Oct. 1	5.2657	103,876,125	Fixed		75,000,000
Oct. 1	5.2810	103,462,328	Fixed		75,000,000
Oct. 1	5.3320	71,512,500	Fixed		50,000,000
Oct. 1	5.3910	67,200,000	Fixed		50,000,000
Oct. 1	5.5186	104,770,421	Fixed		75,000,000
Oct. 1	5.7011	52,407,000	Fixed		40,000,000
Oct. 1	5.7260	98,520,000	Fixed		75,000,000
2011 — June 1	3.8182	70,260,000	Fixed		50,000,000
June 1	4.1127	119,869,000	Fixed		85,000,000
June 1	4.1504	82,800,000	Fixed		60,000,000
June 1	4.2463	91,942,000	Fixed		65,000,000
June 1	4.2857	119,306,000	Fixed		85,000,000
June 1	5.1020	105,164,970	Fixed		75,000,000
June 1	5.3696	69,535,700	Fixed		50,000,000
June 1	5.4906	69,340,800	Fixed		50,000,000
Sept. 1	3.9918	78,375,000	Fixed		55,000,000
Sept. 1	4.0302	120,581,000	Fixed		85,000,000
Sept. 1	4.0342	119,816,000	Fixed		85,000,000
Sept. 1	4.0507	113,960,000	Fixed		80,000,000
Sept. 1	4.0713	113,760,000	Fixed		80,000,000
2012 — June 1	3.6245	121,057,115	Fixed		85,000,000
June 1	3.8644	119,952,000	Fixed		85,000,000
June 1	3.9810	70,875,000	Fixed		50,000,000
June 1	3.9985	115,931,500	Fixed		85,000,000
June 1	4.0036	120,360,000	Fixed		85,000,000
June 1	4.0565	119,175,000	Fixed		85,000,000
June 1	4.0831	114,032,000	Fixed		80,000,000
June 1	4.3040	119,348,500	Fixed		85,000,000
June 1	4.3406	119,433,000	Fixed		85,000,000
June 1	5.6030	70,615,000	Fixed		50,000,000
June 1	5.6740	70,101,870	Fixed		50,000,000
Nov. 20	3.3730	55,811,000	Fixed		35,000,000
2013 — June 1	3.5659	126,066,000	Fixed		85,000,000
June 1	3.8594	119,793,050	Fixed		85,000,000
June 1	3.9227	71,300,000	Fixed		50,000,000
June 1	4.0496	120,997,500	Fixed		85,000,000
June 1	4.0658	118,725,000	Fixed		85,000,000
June 1	4.0672	81,954,000	Fixed		60,000,000
June 1	4.0688	118,549,500	Fixed		85,000,000
June 1	4.4148	119,408,000	Fixed		85,000,000
June 1	4.4189	118,983,000	Fixed		85,000,000
Jul. 20	3.0540	151,280,000	Fixed		100,000,000
Jul. 20	3.1086	151,850,000	Fixed		100,000,000
2014 — June 1	3.7230	124,025,500	Fixed		85,000,000
June 1	3.8703	120,402,500	Fixed		85,000,000
June 1	3.8509	121,953,104	Fixed		85,000,000
June 1	3.9784	121,779,500	Fixed		85,000,000
June 1	4.0179	116,000,000	Fixed		85,000,000
June 1	4.0821	137,460,000	Fixed		100,000,000
June 1	4.1316	118,991,500	Fixed		85,000,000
June 1	4.1690	118,986,000	Fixed		85,000,000
June 1	4.2910	121,735,000	Fixed		85,000,000
June 1	4.2957	92,675,000	Fixed		65,000,000
June 1	4.3521	118,337,000	Fixed		85,000,000
June 1	4.4222	120,292,000	Fixed		85,000,000
Aug. 20	3.5970	118,125,000	Fixed		75,000,000
Aug. 20	3.6314	78,466,500	Fixed		50,000,000
Aug. 20	3.6691	79,225,000	Fixed		50,000,000
Sep. 20	3.5040	39,925,000	Fixed		25,000,000
2015 — Apr. 20	3.5550	79,600,000	Fixed		50,000,000
Apr. 20	3.5826	80,250,000	Fixed		50,000,000
Apr. 20	3.6047	79,150,000	Fixed		50,000,000
June 1	3.8280	123,586,000	Fixed		85,000,000
June 1	3.8531	120,718,928	Fixed		85,000,000
June 1	3.9775	117,968,032	Fixed		85,000,000
June 1	4.1189	117,096,000	Fixed		85,000,000
June 1	4.1417	118,872,500	Fixed		85,000,000
June 1	4.1655	118,490,000	Fixed		85,000,000
June 1	4.3961	117,988,500	Fixed		85,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2015 — Aug. 20	3.6915	$118,462,500	Fixed	EUR	75,000,000
2016 — Mar. 20	3.3181	78,250,000	Fixed		50,000,000
Mar. 20	3.3594	156,000,000	Fixed		100,000,000
Mar. 20	3.5859	80,525,000	Fixed		50,000,000
Apr. 20	3.6536	79,620,000	Fixed		50,000,000
June 1	4.0825	71,290,000	Fixed		50,000,000
June 1	4.1738	119,918,000	Fixed		85,000,000
June 1	4.1782	120,437,775	Fixed		85,000,000
June 1	4.2060	111,240,000	Fixed		80,000,000
June 1	4.3352	119,340,000	Fixed		85,000,000
June 1	4.3766	120,504,500	Fixed		85,000,000
June 1	4.4068	119,918,000	Fixed		85,000,000
June 1	4.4230	121,728,500	Fixed		85,000,000
June 1	4.4507	122,757,000	Fixed		85,000,000
June 1	4.4510	120,666,000	Fixed		85,000,000
June 1	4.5537	119,569,500	Fixed		85,000,000
June 1	4.5918	141,600,000	Fixed		100,000,000
June 1	4.5964	70,675,000	Fixed		50,000,000
June 1	4.5978	119,544,000	Fixed		85,000,000
June 1	4.6322	70,267,500	Fixed		50,000,000
Jul. 20	3.4935	77,670,000	Fixed		50,000,000
Jul. 20	3.5090	117,300,000	Fixed		75,000,000
Jul. 20	3.6143	119,070,000	Fixed		75,000,000
Sep. 20	3.5225	120,937,500	Fixed		75,000,000
Oct. 20	3.4407	79,012,800	Fixed		50,000,000
2017 — Apr. 20	4.1792	74,700,000	Fixed		50,000,000
Apr. 20	4.1888	75,225,000	Fixed		50,000,000
June 1	4.0051	154,450,000	Fixed		100,000,000
June 1	4.1594	153,650,000	Fixed		100,000,000
July 20	4.3963	70,550,000	Fixed		50,000,000
July 20	4.4350	70,510,000	Fixed		50,000,000
July 20	4.4817	71,250,000	Fixed		50,000,000
July 20	4.4994	114,744,000	Fixed		80,000,000
July 20	4.5535	142,620,000	Fixed		100,000,000
July 20	4.6186	70,875,000	Fixed		50,000,000
Aug. 20	4.4080	72,675,000	Fixed		50,000,000
Aug. 20	4.5002	142,820,000	Fixed		100,000,000
Aug. 20	4.5694	72,850,000	Fixed		50,000,000
Sept. 20	4.3410	106,087,500	Fixed		75,000,000
Sept. 20	4.3690	71,800,000	Fixed		50,000,000
2018 — Jan. 20	3.7843	72,600,000	Fixed		50,000,000
Jan. 20	3.7957	73,200,000	Fixed		50,000,000
Jan. 20	3.8340	73,750,000	Fixed		50,000,000
Jan. 20	3.8530	72,250,000	Fixed		50,000,000
Jan. 20	3.8568	145,750,000	Fixed		100,000,000
Apr. 20	3.8430	73,625,000	Fixed		50,000,000

Total		$16,026,197,853		EUR	11,250,000,000

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — June 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

NOTES:

(1)	Non-callable except as otherwise noted.
(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.
(3)	Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.
(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)	Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

Unmatured Market Debt (Continued)

(6)	Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).
(7)	Converted at U.S.$1.00 = $1.0642, Japanese Yen 1.00 = $0.010006 and Euro 1.00 = $1.4980, the closing rates on September 30, 2008.
(8)	Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.
(9)	This issue is a reopening of a previous issue and as a result, both issues are fully fungible.
(10)	Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.
(11)	Of the U.S.$38,244,000 assumed by the Government of Canada, U.S.$5,000,000 was cancelled on August 31, 2004.
(12)	May not add to total due to rounding.

Other Obligations (with Respect to Money Borrowed)

Direct Obligations (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

Borrowings by Agent Enterprise Crown Corporations

	Outstanding at March 31, 2008
	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings (2)	borrowings
		(in millions)

Business Development Bank of Canada	$5,911.7	$2,113.3	$8,024.9
Canada Lands Company Limited	31.1	—	31.1
Canada Mortgage and Housing Corporation	5,700.5	3,206.6	8,907.1
Canada Housing Trust (3)	127,565.5	—	127,565.5
Canada Post Corporation	58.0	—	58.0
Canadian Commercial Corporation	—	29.0	29.0
Canadian Dairy Commission (Marketing)	0.6	—	0.6
Export Development Canada	5,414.3	11,329.1	16,743.4
Farm Credit Canada	9,227.2	396.4	9,623.6
Freshwater Fish Marketing Corporation	14.8	4.0	18.8
Parc Downsview Park Incorporated	4.2	—	4.2
Royal Canadian Mint	36.2	—	36.2

Total	$153,963.9	$17,078.4	$171,042.3

Source: Public Accounts of Canada 2008.

(1)	The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Foreign currency equivalent in Canadian dollars.

(3)	As a result of the application of a new accounting standard, the Canada Housing Trust is now consolidated with the results of the Canada Mortgage and Housing Corporation. These borrowings previously were not reported as borrowings by an agent enterprise Crown corporation.

Contingent Liabilities

At March 31, 2008
(in millions)
Guarantees by the Government

Borrowings by enterprise Crown corporations which are agents of Her Majesty	$171,042

Borrowings by other than enterprise Crown corporations From agents
Loans to Indians by the Canada Mortgage and Housing Corporation for on-reserve housing	991

From other than agents
Guarantee programs of the Government
Canada Student Loans Act	130
Small Business Loans Act	790
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	129
Advance Payments for Crops Act	612
Enterprise Development Program	—
Loans to Indians by approved lenders for on-reserve housing	692
Regional Aircraft Credit Facility	178
Aboriginal Economic Program	1
Indian economic development	1

2,531
Other explicit loan guarantees
National Biomass Ethanol Program	25

25
Insurance programs of the Government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	583
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	468

1,051
Other explicit guarantees
Guarantees under the Enhanced Spring Credit Advance Program	11
Guarantees under the Agricultural Marketing Programs Act	9
Guarantees under Section 19 of the Canadian Wheat Board Act	4,018
Guarantees to holders of mortgages insured by the AIG United Guaranty Mortgage Insurance Company of Canada, Genworth Financial Mortgage Insurance Company of Canada and PMI Mortgage Insurance Company of Canada	1,576

5,613

Total Gross Guarantees	181,253
Less: allowance for losses	602

Net Exposure Under Guarantees	$180,650

Source: Public Accounts of Canada 2008.

Note: Totals may not add due to rounding.

Supplementary Information

Marketable Bonds (Domestic)

From October 1, 2008 through November 30, 2008, Government of Canada domestic marketable bonds outstanding increased by $15,933 million to $267,592 million. New issues and retirements during this period are detailed below.

	Issue details
Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 1, 2008	11 3/4	—	—	$395,547,000
October 6, 2008	3 3/4	June 1, 2019	$2,500,000,000	—
October 21, 2008	3	June 1, 2014	3,000,000,000	—
October 28, 2008	3 1/2	June 1, 2013	4,500,000,000	—
November 10, 2008	3 3/4	June 1, 2019	300,000,000	—
November 17, 2008	3 1/2	June 1, 2013	4,500,000,000	—
November 21, 2008	2 3/4	December 1, 2010	4,500,000,000	—

From October 1, 2008 through November 30, 2008, six repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 2, 2008	3 3/4	June 1, 2009	$200,000,000
	4 1/4	September 1, 2009	800,000,000

			1,000,000,000

October 6, 2008	4	June 1, 2016	130,000,000
	10 1/2	March 15, 2021	50,000,000
	9 3/4	June 1, 2021	21,285,000
	9 1/4	June 1, 2022	19,000,000
	8	June 1, 2027	128,200,000
	5 3/4	June 1, 2029	51,515,000

			400,000,000

October 16, 2008	3 3/4	June 1, 2009	469,000,000
	5 1/2	June 1, 2009	48,000,000
	4 1/4	September 1, 2009	50,000,000

			567,000,000

November 10, 2008	8	June 1, 2027	156,145,000

			156,145,000

November 13, 2008	4 1/4	December 1, 2008	345,828,000
	3 3/4	June 1, 2009	154,172,000

			500,000,000

November 21, 2008	4	September 1, 2010	233,000,000
	8 3/4	October 1, 2010	17,560,000
	9	March 1, 2011	2,684,000
	3 3/4	September 1, 2011	71,000,000

			324,244,000

Canada Savings Bonds

CSB Series 114 issued on November 1, 2008 has a guaranteed minimum interest rate of 2.00% for the year beginning November 1, 2008. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 51 (issue date November 1, 1996) and CSB Series 54 (issue date November 1, 1998) have been extended to November 1, 2018 at the option of the holder and has a guaranteed minimum interest rate of 2.00% for the year beginning November 1, 2008. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 55 (issue date December 1, 1998) has been extended to December 1, 2018 at the option of the holder and has a guaranteed minimum interest rate of 1.85% for the year beginning December 1, 2008. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 56 (issue date January 1, 1999) has been extended to January 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 57 (issue date February 1, 1999) has been extended to February 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 58 (issue date March 1, 1999) has been extended to March 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 59 (issue date April 1, 1999) has been extended to April 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

Canada Premium Bonds

CPB Series 64 issued on November 1, 2008 has a guaranteed minimum interest rate of 2.35% for the year beginning November 1, 2008, 2.50% for the year beginning November 1, 2009 and 2.65% for the year beginning November 1, 2010. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 3 (issue date November 1, 1998) has been extended to November 1, 2018 at the option of the holder and has a guaranteed minimum interest rate of 2.35% for the year beginning November 1, 2008, 2.50% for the year beginning November 1, 2009 and 2.65% for the year beginning November 1, 2010. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 4 (issue date December 1, 1998) has been extended to December 1, 2018 at the option of the holder and has a guaranteed minimum interest rate of 2.35% for the year beginning December 1, 2008, 2.50% for the year beginning December 1, 2009 and 2.65% for the year beginning December 1, 2010. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 5 (issue date January 1, 1999) has been extended to January 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 6 (issue date February 1, 1999) has been extended to February 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 7 (issue date March 1, 1999) has been extended to March 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CPB Series 8 (issue date April 1, 1999) has been extended to April 1, 2019 at the option of the holder. Rates for the remaining years to maturity will be announced at a future date.

Treasury Bills

From October 1, 2008 through November 30, 2008, treasury bills outstanding increased by $37,400 million to $170,700 million.

Canada Bills

From October 1, 2008 through November 30, 2008, Canada Bills outstanding increased by U.S.$2,007,384,000 to U.S.$5,594,742,000.

Cross Currency Swaps

From October 1, 2008 through November 30, 2008, Canadian dollar liabilities of $125,000,000 were swapped into liabilities of U.S.$100,000,000 and Canadian dollar liabilities of $310,430,000 were swapped into liabilities of Euro 200,000,000.